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Exhibit (d)(6)

ESCROW AGREEMENT

among

NUON ENERGY & WATER INVESTMENTS, INC.

EXCO RESOURCES, INC.

and

CITIBANK, N.A.

Dated as of December    , 2003

        ESCROW AGREEMENT (this "Agreement") made this [            ] day of December 2003 by and between CITIBANK, N.A., a national banking institution incorporated under the laws of the United States of America ("Escrow Agent") and Nuon Energy & Water Investments, Inc., a Delaware corporation ("NEW" or "Depositor"), and EXCO Resources, Inc., a Texas corporation ("EXCO" and together with NEW, the "Parties").

        WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of November 26, among the Parties, NCE Acquisition, Inc. ("Purchaser") and North Coast Energy, Inc., as amended and restated on December 4, 2003 (the "Merger Agreement") (terms used in this Agreement but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement); and

        WHEREAS, pursuant to Section 8.1(g) of the Merger Agreement, the Parties have agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants contained in this Agreement, the parties hereto agree as follows:

I. INSTRUCTIONS:

1.     Escrow Property

        Notwithstanding anything in the Merger Agreement to the contrary, the parties agree that at the time Purchaser makes payment for the tendered Common Shares pursuant to the Merger Agreement, NEW shall instruct the paying agent to deposit cash with Escrow Agent in the amount of fifty million dollars ($50,000,000), representing a portion of the amount due NEW as payment for tendered Common Shares owned by NEW (the "Escrow Deposit"), with the Escrow Agent.

        The Escrow Deposit and/or funds, plus all interest, dividends and other distributions and payments realized on the Escrow Deposit (the "Earnings", and collectively with the Escrow Deposit, the "Distributions") received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Agreement, are collectively referred to herein as "Escrow Property."

2.     Investment of Escrow Property

  (a)
  Escrow Agent shall invest or reinvest Escrow Property, without distinction between principal and income, in accordance with written instructions delivered by NEW to the Escrow Agent specifying any one or more of the following investments designated herein. For each security listed below exact name of security, the CUSIP number, trade and settlement dates, rate, par amount, proceeds and interest amount, maturity date and broker must be included.

          (1)   Any U.S. Government or U.S. Government security;

          (2)   Any commercial paper rated A1/P1 or better having the best yield or price available at the time the trade is executed. Be advised that due to the potential conflict of interest, Escrow Agent will not purchase Citigroup or any affiliate commercial paper (collectively "Citigroup Paper" unless the Depositor(s) specifically authorizes the Escrow Agent, in writing, that it is authorized to purchase Citigroup Paper. Authorization for the purchase of Citigroup Paper must be given by the Depositor(s) on a transaction by transaction basis;

          (3)   Money market funds having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition, including any fund for which the Escrow Agent or an Affiliate of the Escrow Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that (A) the Escrow Agent or an Affiliate of the Escrow Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiates at arm's length) and (B) the Escrow Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement.

  (b)
  The Escrow Agent shall have no obligation to invest or reinvest the Escrow Funds if all or a portion of the Escrow Funds is deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on the day of deposit. Instructions to invest or reinvest that are received after 11:00 (E.S.T) will be treated as if received on the following business day in New York.

  (c)
  The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release the Escrow Property pursuant to the terms hereof. If a selection is not made, the Escrow Property shall remain uninvested with no liability for interest therein. It is agreed and understood that the Escrow Agent may earn fees associated with the investments outlined above.

  (d)
  Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and shall be entitled to such usual and customary fee. Neither Citigroup nor any of its affiliates assume any duty or liability for monitoring the investment rating.

  (e)
  Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.     Distribution of Escrow Property

        Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

  (a)
  All instructions required under this Agreement will be delivered to Escrow Agent in writing, in either original or facsimile form, executed by an Authorized Person, as hereinafter defined, of the Party or Parties (as appropriate). The identity of such Authorized persons, as well as their specimen signatures, will be delivered to Escrow Agent in the form of an Incumbency Certificate in the form of Exhibit A and will remain in effect until a Party notifies Escrow Agent of any change ("Authorized Persons"). In its capacity as Escrow Agent, Escrow Agent will accept all instructions and documents complying with the above under the indemnities provided in the Agreement and reserves the right to refuse to accept any instructions or documents which fail, or appear to fail, to comply. Further to this procedure, Escrow Agent reserves the right to telephone an Authorized Person to confirm the details of such instructions or documents if they are not already on file with us standing instructions. Escrow Agent and the Parties agree that the above constitutes a commercially reasonable security procedure.

    The Escrow Agent shall only disburse the Escrow Property (other than the Earnings) (i) pursuant to joint written instruction of the Parties, (ii) pursuant to Section I.3(b) of this Agreement and (iii) pursuant to Section II.11(b) of this Agreement.

  (b)
  (i) Upon the calculation of any 338(h)(10) Taxes (as defined in the Merger Agreement), as determined in accordance with Section 7.11 of the Merger Agreement, Seller and Parent shall deliver to Escrow Agent, at least two business days prior to the due date for the payment of such 338(h)(10) Taxes (including any estimated 338(h)(10) Taxes due prior to filing of the Federal Consolidated Tax Return (as defined in the Merger Agreement) and the Other 338(h)(10) Income Tax Returns (as defined in the Merger Agreement)), a joint written instruction of the Parties instructing Escrow Agent to disburse directly to the applicable taxing authority the amount(s) of 338(h)(10) Taxes due, all as stated in said written instruction.

    (ii) Within five (5) business days following delivery by Nuon to EXCO of filed copies of (x) the Federal Consolidated Tax Return (as defined in the Merger Agreement) and (y) the Other 338(h)(10) Income Tax Returns (as defined in the Merger Agreement), Nuon and

    EXCO shall provide to the Escrow Agent a joint written instruction of the Parties to disburse to Nuon the balance of the Escrow Property still held by Escrow Agent. If Nuon and Exco cannot produce a joint written instruction to the Escrow Agent within five (5) business days following Nuon's delivery of the items set forth in the first sentence of this Section I.3.b.ii, then the dispute shall be referred to the Accountants (as defined in the Merger Agreement). Nuon and Exco shall equally share the fees and expenses of the Accountants. Nuon and Exco agree to execute, if requested by the Accountants, a reasonable engagement letter, including customary indemnities. The Parties shall instruct the Accountants to provide the Escrow Agent and the Parties a written resolution of the dispute within five (5) business days of the dispute being referred to the Accountants (the "Accountants' Determination"), which shall be final, conclusive and binding on all parties to this Agreement. The Escrow Agent shall disburse or retain, as the case may be, the Escrow Property in accordance with the Accountants' Determination and, in the case of a disbursement to Nuon, such additional written instructions relating to delivery of the Escrow Property in accordance with the Accountants' Determination as Nuon may provide.

    (iii) The Escrow Agent shall have no duty to determine the accuracy or validity of such 338(h)(10) Taxes nor solicity such Tax Return documentation other than to remit such amount upon joint written instruction.

4.     Addresses

        Notices, instructions and other communications shall be sent to Escrow Agent, CITIBANK N.A. Agency & Trust, 111 Wall Street, 14th Floor, New York, New York 10005, Telephone: (212) 657-        , Facsimile Number: (212) 657-2762, and to Parties as follows:

    NEW:

      Nuon Energy & Water Investments, Inc.
      c/o n.v. Nuon
      Spaklerweg 20
      1096 BA Amsterdam
      The Netherlands
      Attn: Pieter Jobsis
      Fax No. 31-20-597-4333

      with a copy to:

      Fried, Frank, Harris Shriver & Jacobson
      1001 Pennsylvania Avenue, NW
      Suite 800
      Washington, DC 20004-2505
      Attn: Lawrence R. Bard, Esq.
      Fax No. (202) 639-7003

    EXCO:

      EXCO Resources, Inc.
      6500 Greenville Avenue, Suite 600
      Dallas, TX 75206
      Attn: Douglas H. Miller
      Fax No.: (214) 368-2087

      with a copy to:

      Haynes and Boone LLP
      2505 N. Plano Road, Suite 4000
      Richardson, TX 75082
      Attn: William L. Boeing
      Fax No.: (972) 692-4053

5.     Compensation

  (a)
  NEW shall pay Escrow Agent a flat fee of $10,000, payable upon execution of this Agreement.

  (b)
  Parties shall each pay one-half of all activity charges as per Escrow Agent's current fee schedule.

  (c)
  Parties shall each be responsible for and shall reimburse Escrow Agent upon demand for one-half of all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

6.     Taxes.

        The Parties agree to treat the Escrow Property as owned by NEW for tax purposes, and to file all Tax Returns as defined in the Merger Agreement on a basis consistent with such treatment. All Earnings shall be accounted for by the Escrow Agent separately from the Escrow Deposit and notwithstanding any provisions of this Agreement, shall be promptly distributed to NEW within 30 days of the close of the tax year if not previously distributed under Section I.3 herein. The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Parties agree that NEW shall pay or reimburse the Escrow Agent upon request for any taxes on Earnings and shall indemnify and hold harmless the Escrow Agent for any amounts that the Escrow Agent is obligated to pay in the way of such taxes. The Parties agree that they shall each pay or reimburse the Escrow Agent upon request for one-half (1/2) of any transfer taxes or other taxes (excluding taxes on the Earnings) relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that the Escrow Agent is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding to the extent required under regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to the Earnings and is not responsible for any other reporting. This paragraph and Section II.9 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

II. TERMS AND CONDITIONS

        1.     The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among the Parties or to which any Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Party or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        2.     This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

        3.     If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

        4.     (a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Party or any entity acting on behalf of any Party in accordance with the terms of this Agreement, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians acting in accordance with the terms of this Agreement, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

          (b)   If any fees, expenses or costs incurred by, or any obligations (collectively "Costs") owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. Promptly, following any such action on the part of the Escrow Agent, EXCO agrees to deposit to the Escrow Property an amount equal to the portion of such Costs that EXCO is responsible for under this Agreement.

          (c)   As security for the due and punctual performance of any and all of Parties' obligations to Escrow Agent hereunder, now or hereafter arising, Parties, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Parties or the investment of Escrow Property) until such Escrow Property is distributed to a Party in accordance with the terms of this Agreement. The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Parties and all third parties in accordance with the terms of this Agreement.

          (d)   Escrow Agent may consult with legal counsel at the expense of the Parties (to be shared equally) as to any matter relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

          (e)   Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

        5.     Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent's usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

        6.     Escrow Agent shall provide to Parties monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Parties, unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

        7.     Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

        8.     Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the "Addresses" provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Parties). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent's Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or given by Parties or by a person or persons authorized by Parties. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

        9.     Parties, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or in connection with or related to this Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

        10.   (a) Parties may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days' prior notice in writing signed by the Parties. Escrow Agent may resign at any time by giving to Parties thirty (30) calendar days' prior written notice thereof.

          (b)   Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Parties at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Parties.

          (c)   Upon receipt of the identity of the successor escrow agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

          (d)   Upon delivery of the Escrow Property to successor escrow agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

        11.   (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by the Parties, which eliminates such ambiguity or uncertainty.

          (b)   In the event of any dispute between or conflicting claims by or among the Parties and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Parties for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Parties.

        12.   This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Parties hereby submits to the personal jurisdiction of and agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Parties hereby waives the right to trail by jury, and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Party waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

        13.   Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

        14.   The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

        15.   Each Party hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by such Party does not and will not violate any applicable law or regulation.

        16.   The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

        17.   This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

        18.   This Agreement shall terminate upon the distribution of all Escrow Property from the Account. The provisions of these Terms and Conditions shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

        19.   No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "Citibank" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

        20.   The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

        21.   This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

        22.   No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

NUON ENERGY & WATER INVESTMENTS, INC.
By:
Name:

Title:

EXCO RESOURCES, INC.
By:
Name:

Title:

CITIBANK, N.A., AS ESCROW AGENT
By:
Name:

Title:

EXHIBIT A

      FORM OF INCUMBENCY CERTIFICATE

      XYZ CORPORATION
      INCUMBENCY CERTIFICATE

The undersigned certifies that s/he is the [INSERT TITLE] of XYZ Corporation, a [DOMICILE] Corporation, (the "Company"), and as such s/he is authorized to execute this Certificate and further certifies that the following persons have been elected or appointed, are qualified, and are now acting as officers of the Company in the capacity or capacities indicated below, and that the signatures set forth opposite their respective names are their true and genuine signatures. S/he further certifies that any of the persons listed below is authorized [CHOOSE ONE: individually or jointly with one other person] to sign agreements and give written instructions with regard to any matters pertaining to the Escrow Agreement dated                        and the appointment of Citibank N.A. as Escrow Agent (an "Authorized Person"):

Name	Title/Phone	Signature

/

/

/

IN WITNESS WHEREOF, I have hereunto set my hand this            day of

Name: Title:

Call Back Authorized Individuals:

The below listed persons (must list at least two individuals) have been designated Call Back Authorized Individuals of XYZ Corporation and will be notified by Citibank N.A. upon the release of Escrow Property from the escrow account(s) unless an original "Standing or Predefined Instruction" letter is on file with the Escrow Agent.

Name:	Telephone #:

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  Exhibit (d)(6)
ESCROW AGREEMENT among NUON ENERGY & WATER INVESTMENTS, INC. EXCO RESOURCES, INC. and CITIBANK, N.A.
  EXHIBIT A